Exhibit 99.1

EOG RESOURCES AND NEWFIELD TERMINATE MARCELLUS AGREEMENT

FOR IMMEDIATE RELEASE:  December 22, 2010

HOUSTON – EOG Resources, Inc. (EOG) and Newfield Exploration Company, under the terms provided for in the purchase and sale agreement, have mutually agreed to terminate the agreement announced November 15, 2010 regarding EOG’s sale of certain Marcellus Shale acreage.

EOG Resources, Inc. is one of the largest independent (non-integrated) oil and natural gas companies in the United States with proved reserves in the United States, Canada, Trinidad, the United Kingdom and China.  EOG Resources, Inc is listed on the New York Stock Exchange and is traded under the ticker symbol “EOG.”

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company.  The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions.  Newfield’s domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico.  The Company has international operations in Malaysia and China.

For information contact EOG Resources, Inc.: Media and Investors Elizabeth M. Ivers (713) 651-7132	Newfield Exploration Company: Investor Relations Steve Campbell (281) 847-6081

Investors Maire A. Baldwin (713) 651-6364	Media Relations Keith Schmidt (281) 674-2650 Email: info@newfield.com